EXHIBIT 10.24

* DENOTES EXPURGATED INFORMATION

                              AMENDED AND RESTATED
                                AGREEMENT BETWEEN
                          BOSTON BREWING COMPANY, INC.
                                       AND
                        THE GENESEE BREWING COMPANY, INC.

         THIS AGREEMENT shall modify, amend and restate the Agreement entered into effective as of the 25th day of July, 1995 (the "Effective Date") by and between BOSTON BREWING COMPANY, INC., d/b/a THE BOSTON BEER COMPANY, a Massachusetts corporation, for itself and as the sole general partner of Boston Beer Company Limited Partnership, a Massachusetts limited partnership (Boston Brewing Company Limited Partnership, acting by its general partner, Boston Brewing Company, Inc., collectively referred to as "Boston Brewing'), and THE GENESEE BREWING COMPANY, INC., a New York corporation ("Genesee"). Genesee and Boston Brewing are sometimes referred to herein individually as a "Party" and collectively as the "Parties".
         Genesee and Boston Brewing desire to modify, amend and restate in its entirety the agreement pursuant to which Genesee shall supply to Boston Brewing and Boston Brewing shall purchase from Genesee on an as ordered basis, Samuel Adams Boston Lager and certain other Boston Brewing products.
         ACCORDINGLY, for and in consideration of the mutual agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:
         1.       SCOPE OF AGREEMENT
                  (a) During the term of this Agreement as set forth in Paragraph 4 hereof and in accordance with the terms set forth herein, Genesee agrees to brew, package and sell the Products to Boston Brewing and Boston Brewing agrees to purchase the Products from Genesee. Genesee and Boston Brewing acknowledge that they both wish to develop a mutually beneficial, long term relationship under this Agreement. In order to facilitate a long term relationship, the parties acknowledge that modifications, changes and other capital improvements to Genesee's plant and equipment will be required to allow Genesee to efficientlyproduce Products for Boston Brewing while also producing its own products. However, the exact nature of any such modifications,


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changes or  capital  improvements  will  depend on the  competitive  conditions, product mix and volume, brewing and packaging capacity, and other circumstances that develop or exist at various times during thisterm of this Agreement which cannot be completely determined at this time. In light of such uncertainty, and to allow Genesee to adequately meet the production requirements of Boston Brewing for the Products and for Genesee's own products, the parties agree that they shall: (i) meet on a regular basis during the term of this Agreement to discuss anticipated needs; and (ii) establish for each year during the term of this Agreement a mutually agreeable capital investment plan. The parties agree to act in good faith and to use their best efforts to resolve differences arising during the course of such discussions in a mutually agreeable manner. The parties acknowledge that future needs may require one or both of the parties to make capital investments in Genesee's plant and equipment and that in the event of any such investment is contemplated by Boston Brewing, the parties will negotiate in good faith and use their best efforts to agree upon any amendments to this Agreement that may be required to facilitate the long term relationship contemplated by the parties.
                  (b) Core Product. For purposes of this Agreement, "Core Product" shall mean: (i) * packaged in cases of 4/6 or 24 loose twelve ounce bottles and 12 twenty-two ounce bottles, in half barrel or quarter barrel kegs, and any other package types or configurations that the parties mutually agree to use for packaging * , or (ii) another * product which the parties mutually agree in writing shall replace * as the Core Product.
                  (c) Other Products. Genesee acknowledges that Boston Brewing has requested that Genesee evaluate the feasibility of producing other Boston Brewing products, recognizing limitations that may exist due to storage of multiple ingredients and yeast varieties, the availability and capacity of brewing vessels and storage tanks and the like. It is the intention of the parties that Genesee shall brew, package and sell to Boston Brewing other Boston Brewing products upon terms mutually agreed to in writing by Genesee and Boston Brewing. For purposes of this Agreement, "Other Products" shall mean any Boston Brewing brand or brands other than the Core Product, whether currently offered or developed in the future, which the parties mutually agree to add to this Agreement during any calendar year in accordance with the following procedure. By November 15 in each calendar year, Boston Brewing shall provide Genesee with an annual forecast for the following calendar year, showing Boston Brewing's monthly projections by package for the Core Product and any Other Products. At least * of the projected volume in each calendar year shall


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be the Core Product. In the event that the annual forecast includes any proposed
Other Products, Boston Brewing will furnish Genesee with the brewing formula and procedures and product specifications for the proposed Other Products. Genesee shall: (i) review the specifications and brewing formula for any proposed Other Products; (ii) propose a Fixed Cost for each of the proposed Other Products; and
(iii) propose to Boston Brewing the minimum order size, tank usage and other production and capacity parameters. Boston Brewing may accept or reject Genesee's proposal with respect to each of the proposed Other Products. If Boston Brewing accepts the Genesee proposal for a proposed Other Product, such Other Product shall be deemed to be added to this Agreement only for the calendar year covered by the annual forecast. If in any annual forecast, Boston Brewing proposes an Other Product that was produced by Genesee in a prior year,
and:  (x)  the   specifications,   brewing  formula  and   procedures,   Brewing
Ingredients, Packaging Materials and the timing and volume of production for such Other Product have not changed, and (y) the capacity utilization required for Genesee's own products is substantially the same; then Genesee shall not unreasonably refuse to produce such Other Product and the Fixed Charge proposed by Genesee for such Other Product shall be the Fixed Charge paid by Boston Brewing for such Other Product in the most recent prior year, increased by the annual adjustment factor for the Core Product set forth in Subparagraph 2(b) hereof.
                  (d) The Fixed Charge proposed by Genesee for any Other Products, and for the Core Product in any package size or type other than those identified in Subparagraph 1(b) hereof, shall be based on the expected incremental cost differences, when compared with Samuel Adams Boston Lager, associated with the brewing and/or packaging formulations and processes required in the production of such Other Products or package. If Genesee determines during the trial brews or initial production of any Other Product that the brewing formula, procedures or product specifications furnished by Boston Brewing are materially inaccurate, then Genesee shall notify Boston Brewing in writing and Genesee may cease production of such Other Product (after completion of any production in progress) until the parties mutually agree on adjustment of the brewing formula, procedures or product specifications and/or the Fixed Charge for such Other Product.
                  (e) Products. For purposes of this Agreement, the Core Product and all Other Products produced during any calendar year shall be collectively referred to as the "Products".


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                  (f)      Barrel.  For purposes of this Agreement, the term
"barrel" shall mean 31 U.S. gallons (3,748 ounces). The following calculation shall be used to measure barrels of the Products packaged in containers other than Kegs:

   Container Volume in Ounces X Containers Per Case Unit X No. of Case Units
   --------------------------------------------------------------------------
                             Barrel Volume in Ounces

         2.       PRICE AND MANNER OF PAYMENT
                  (a) Except as otherwise provided in the following subparagraphs of this Paragraph 2, Boston Brewing shall pay Genesee for the Products an amount (the "Unit Price") equal to: (i) a "Fixed Charge" as determined in accordance with Subparagraphs 1(c) and 1(d) hereof or as set forth in Subparagraph 2(b) hereof , plus (ii) the net cost to Genesee of all Brewing Ingredients [as defined in Paragraph 3(a)] purchased by Genesee and used in producing the Products; all federal, state and local excise taxes attributable to the Products that are paid by Genesee; and deposit charges of $10.00 per Keg, $7.50 per bottle pallet and $7.00 per draft pallet, or such other amounts as the parties mutually agree. For this purpose, "net cost to Genesee" shall include purchase discounts, but not discounts resulting from credit terms.
                  (b) The Fixed Charge for Samuel Adams Boston Lager packaged in bottles, shall be $ * per unit of twenty-four loose 12-ounce bottles, 4/6 12-ounce bottles or twelve 22-ounce bottles (in each instance, a "Case Unit"; it being the intent that the Fixed Charge for other 22 ounce package configurations produced by Genesee be prorated) plus an amount per Case Unit to be agreed upon from time to time which reflects the savings inuring to the benefit of Boston Brewing (currently $ * per case) if Genesee should elect, in its sole discretion, to utilize in its production process bulk glass as opposed to set-up glass used as of the date hereof by Genesee. The Fixed Charge for Samuel Adams Boston Lager packaged in one-half barrel (15.5 U.S. gallons) or one-quarter barrel (7.75 U.S. gallons) kegs (individually referred to as a "Keg" and collectively referred to as "Kegs") shall be $ * per Keg. Commencing on January 1, * and on each January 1 thereafter, the Fixed Charge component of the Unit Price for the Core Product shall be increased each calendar year during the term of this Agreement by * . On January 1, * , January 1, * and January 1, * (individually, the "CPI Review Date"), the cumulative increase in the Fixed Charge resulting from the annual * in each of the prior * years (the "Cumulative Fixed Charge


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Increase")  shall be compared to the  cumulative  increase in the Consumer Price
Index - All Urban Consumers as published by the United States Department of Commerce - Bureau of Labor Statistics over the * year period preceding each such CPI Review Date (the "Cumulative CPI Increase"). If the Cumulative Fixed Charge Increase during any such * year period is less than * of the Cumulative CPI Increase, then, in lieu of the * that would otherwise be made on the CPI Review Date, the Fixed Charge shall instead be adjusted on the CPI Review Date to * of the Cumulative CPI Increase. If the Cumulative Fixed Charge Increase during any such * year period is more than * of the Cumulative CPI Increase, then, in lieu of the * that would otherwise be made on the CPI Review Date, the Fixed Charge shall instead be adjusted on the CPI Review Date to * of the Cumulative CPI Increase.
                  (c) Notwithstanding Paragraph 2(b) above: (i) if volume of all bottled Products during any calendar year exceeds in the aggregate * barrels, the then current Fixed Charge components of the Unit Price on all such excess volume of bottled Products during such calendar year shall be reduced by * per Case Unit; and (ii) if volume of all Products packaged in the Sankey Keg during any calendar year exceeds in the aggregate * barrels, the then current Fixed Charge components of the Unit Price on all Products packaged in the Sankey Keg in excess of * barrels during such calendar year shall be reduced by * per Keg. The foregoing reductions in the Fixed Charge shall apply only if the Core Product comprises at least * of all Products purchased by Boston Brewing during such calendar year.
                  (d)  Boston  Brewing  and  Genesee  have  mutually  agreed  to undertake improvements and modifications to * and Boston Brewing will contribute
an  agreed  upon  amount  to  the  capital   cost  of  such   improvements   and
modifications. In consideration thereof, Genesee will pay to Boston Brewing an annual fee for each calendar year during the term of this Agreement based on the volume of Products packaged in bottles during each calendar year under this Agreement. The obligation to pay the annual fee shall commence in the first full calendar year after the improved and modified * is operational. The annual fee shall be paid within thirty (30) days after the end of each calendar year and shall be calculated as follows: Volume of


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                    Products Produced in Bottles
                        During Calendar Year                     Annual Fee

                   Less than 225,000 bbls                           $    *
                   225,000 up to 350,000 bbls                       $    *
                   350,001 up to 425,000 bbls                       $    *
                      More than 425,000 bbls                        $    *

              (f) Unit Prices are F.O.B. the carrier's trucks at Genesee's docks (i.e., the Unit Price includes the cost and risk of loading trucks at Genesee's dock) and include Genesee's labor costs, overhead, profit and other costs incurred in the brewing and packaging of the Product.
              (g) On the date the Products are shipped, Genesee will invoice Boston Brewing for the Fixed Charge, all federal, state and local excise taxes attributable to the Products that are paid by Genesee and the Keg and pallet deposit charges. Genesee will invoice Boston Brewing for all Brewing Ingredients purchased by Genesee at Genesee's standard cost when the Products are shipped (with monthly reconciliation to reflect Genesee's actual cost). Genesee may periodically adjust its standard cost for Brewing Ingredients to more accurately reflect its actual costs. Genesee shall notify Boston Brewing in writing of any adjustment in its standard cost at least ten (10) days prior to the date such adjustment will take effect. All invoices will be sent to Boston Brewing by telecopier and Boston Brewing will pay each Friday by electronic funds transfer all invoices that relate to shipments of the Products made by Genesee during the previous week. If Genesee should elect, in its sole discretion, to utilize electronic invoicing, Boston Beer will pay on each Wednesday all invoices that relate to shipments made during the previous week.
     3.       BREWING INGREDIENTS, PACKAGING MATERIALS AND BREWING SUPPLIES
              (a) For purposes of this Agreement, "Brewing Ingredients" shall be defined as all malt, yeast and hops used to produce the Products. Brewing Ingredients shall be purchased and supplied as follows:
                      (i)      All      *      used in the brewing of the
Products shall be purchased by Genesee directly from commercial * suppliers. Genesee and Boston Brewing will use their best efforts to agree upon * specifications for * that will allow Genesee to commingle storage of * used to produce the Products with * used to produce

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Genesee's own products. If Genesee and Boston Brewing cannot agree upon standard
* specifications, the Fixed Charge shall be increased to reflect any additional cost incurred by Genesee for separate handling and storage of * used in the Products.
                      (ii) All hops used in the brewing of the Products shall be purchased by Genesee from Boston Brewing. Delivery of hops shall be coordinated between Genesee and Boston Brewing.
                      (iii) All yeast used in the brewing of the Products shall be supplied by Boston Brewing at no charge to Genesee. All yeast supplied by Boston Brewing shall remain the property solely and exclusively of Boston Brewing and shall be segregated and identified by Genesee as such. Delivery of yeast to Genesee shall be coordinated between Genesee and Boston Brewing.
              (b) For purposes of this Agreement, "Packaging Materials" shall be defined as all bottles, crowns, labels, cases, cartons, Kegs, tap covers, pallets and dust covers and the like used in the packaging and shipment of the Products. Packaging Materials shall be purchased and supplied as follows:
                      (i) Bottles, crowns, labels, cases, cartons, tap covers and the like shall be purchased by Boston Brewing and supplied to Genesee as needed to meet the Packaging Schedule for the Products.
                      (ii) Unless otherwise mutually agreed, Kegs and pallets in quantities adequate for the volume of the Products to be packaged under this Agreement shall be purchased by Boston Brewing and supplied to Genesee from time to time. All such Kegs and pallets shall be returned and reused in accordance with Genesee's standard policies for Keg and pallet return and reuse. From time to time during the term of this Agreement, Boston Brewing shall purchase and supply to Genesee additional Kegs and pallets in numbers adequate to replace Kegs and pallets lost or otherwise rendered unusable. All Kegs and pallets shall conform to the specifi cations of Kegs and pallets used by Genesee in packaging and shipping its own products. Genesee may reject any Kegs or pallets that are damaged, are unacceptably dirty or do not otherwise conform to Genesee's specifications. All rejected Kegs shall be held by Genesee for periodic removal by Boston Brewing. All rejected pallets shall be disposed of by Genesee at no charge to Boston Brewing. Upon each delivery to Genesee of Kegs and pallets purchased by

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Boston  Brewing,  Genesee  shall issue to Boston  Brewing a credit of $10.00 per
Keg, $7.50 per bottle pallet and $7.00 per draft pallet. Genesee shall maintain records of all Kegs and pallets received from Boston Brewing and provide a monthly reconciliation showing Kegs and pallets received, Kegs rejected and returned to Boston Brewing, pallets disposed of by Genesee, Kegs and pallets on hand at Genesee and Kegs and pallets in the float. Genesee is currently packaging all draft volume of the Products in Hoff-Stevens style kegs. As of December 1996, Genesee installed a Sankey draft system. It is the intention of the Parties that: (A) Boston Brewing will convert all draft volume of the Core Product to the Sankey style Keg on a mutually agreeable schedule; and (B) the parties will explore the feasibility of converting draft volume of Other Products to the Sankey style Keg.
                      (iii) Genesee shall purchase and supply at its own cost Lock n' Pop, shrink wrap, label adhesive, hot melt glue and bungs used in packaging and shipping of the Products.
              (c) Boston Brewing has the right, subject to the approval of Genesee, which approval will not be unreasonably withheld, to make changes in the Packaging Materials. If the proposed new Packaging Materials can be produced without modification or addition to Genesee's existing equipment, Genesee shall produce the Products using the new Packaging Materials upon mutual agreement by Genesee and Boston Beer to any adjustment to the Fixed Charge required to compensate Genesee for any difference in production cost compared to the cost to produce the Core Product in the comparable bottle package. If the proposed new Packaging Material requires any modifications or additions to Genesee's existing
equipment,   then  the   obligations   of  the  parties  with  respect  to  such
modifications or additions shall be governed by Paragraph 10 of this Agreement.
              (d) For purpose of this Agreement, "Brewing Supplies" shall be defined as zinc sulfate, gypsum, Diatomaceous Earth, PVPP, and Chill-Garde. * all Brewing Supplies used in the brewing of the Product.
              (e)  Boston  Brewing  shall  have  sole   responsibility  for  the
selection and approval of all Brewing Ingredients, Packaging Materials and Brewing Supplies used to produce the Products. Boston Brewing shall have sole responsibility for the content and design of all labels, tap covers, crowns, cartons, cases and other Packaging Materials.
              (f)     Upon the termination of this Agreement for any reason:
(i) Boston Brewing will purchase from Genesee (w) all Kegs and pallets furnished by Boston Brewing that are on

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hand at Genesee at their  respective  credit amounts set forth in  Sub-Paragraph
3(b)(ii) above, (x) all finished Products at the Fixed Charge, (y) all inventory of work in process of the Products at Genesee's cost, and (z) all inventory of Brewing Ingredients, Packaging Materials and Brewing Supplies purchased by
Genesee that are not reasonably useable by Genesee in its own products at Genesee's cost; and (ii) Genesee will make available for pick up by Boston Brewing at Genesee's dock all finished Products, all Brewing Ingredients, Packaging Materials and Brewing Supplies referred to in Subparagraph 3(e) hereof, and all Kegs, pallets and dust covers on hand at Genesee that were
furnished  by  Boston   Brewing.   In  the  event  sales  of  the  Products  are
substantially less than forecasted by Boston Brewing resulting in abnormally excess inventories of Brewing Ingredients, Packaging Materials and Brewing Supplies purchased by Genesee, Boston Brewing will purchase such excess from Genesee at Genesee's cost.
     4.       TERM
              The term of this Agreement shall commence on the Effective Date and, unless sooner terminated pursuant to Paragraph 10 hereof, this Agreement shall expire on December 31, * . The Parties acknowledge that Boston Brewing's obligations pursuant to this Agreement to make payments to Genesee and the Parties' respective rights and obligations under Paragraphs 3(e), 9, 10(a), 11, 12, 14, 16(a), 16(c), 17 and 26 shall survive the expiration or termination of this Agreement.
     5.       MINIMUM ORDERS
              (a)     Provided that the Core Product comprises at least      *
of all the Products produced, the maximum quantity of the Products that Genesee shall be required to produce under this Agreement in any calendar year shall be:
(i) * barrels if Boston Brewing authorizes Genesee to use * for fermentation and storage of the Products; (ii) * barrels if Boston Brewing authorizes Genesee to use * only for storage of the Products; or (iii) * barrels if Boston Brewing does not authorize Genesee to use * .
              (b) On a weekly basis, Boston Brewing shall provide Genesee with a twelve (12) week Production Plan for the Products (the "Production Plan"). The Production Plan shall be a rolling twelve week schedule setting forth brewing and packaging requirements for the Products for each week during the twelve weeks covered by the Production Plan. All brewing requirements for the Products during the first * weeks of the Production Plan shall


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constitute  firm  orders by Boston  Brewing.  All brewing  requirements  for the
Products   during  the  *  weeks  of  the  Production  Plan  and  all  packaging requirements set forth in the Production Plan shall be a forecast of Boston Brewing's best estimate of brewing and packaging requirements for the Products and shall be used by Genesee for capacity planning purposes. Boston Brewing shall update the Production Plan each week by providing its best estimate of brewing and packaging requirements for the * week and by revising the schedule for brew ing and packaging requirements in the * weeks of the Production Plan. The brew size that Boston Brewing shall utilize in the Production Plan shall be Genesee's maximum brew based on Genesee's current brewing vessels, currently estimated to yield approximately * barrels of the Core Product (a "Brew"). The minimum brewing requirement that Boston Brewing may specify during any week shall be * Brews. The maximum brewing requirement that Boston Brewing may specify shall not exceed * barrels in any consecutive four (4) week period. Genesee shall have the right, in its sole discretion, to set the actual time and date on which each Brew shall be brewed, provided that Genesee shall use its best efforts to (i) minimize the length of time that the Products remain in storage prior to packaging, and (ii) meet the shipment dates specified on the Packaging Schedule.
              (c) Boston Brewing shall place all orders for packaging and shipment of the Product by the * business day of each month (the "Packaging Schedule"). The Packaging Schedule shall set forth the quantity of the Products by package type and the week in which each order shall be shipped in the following month. Packaging shall be scheduled in increments of * cases for 22 oz. bottles; * cases for 12 oz. bottles in new glass; and * cases for 12 oz. bottles in refillable glass. The minimum order for packaging the Products in Kegs shall be * Kegs.
     6.       RISK OF LOSS
              Boston Brewing shall have sole responsibility for selecting carriers and making all arrangements for shipment of the Products to its customers. Boston Brewing shall pay for all costs associated with shipment of the Products from Genesee's facility. Genesee and Boston Brewing acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by Genesee. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly,


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Boston Brewing shall bear the risk of loss on any shipment of Products, once the carrier's truck leaves loading dock.
     7.       BREWERY OF RECORD
              (a) Genesee shall provide all Products brewed hereunder under the name of "The Boston Beer Company," as the Brewery of Record. Genesee shall secure and maintain any permits, licenses, approvals and the like required by any federal, state or local governmental agency on behalf of Boston Brewing. * promptly for any out-of-pocket costs, including, without limitation, legal expenses, incurred in connection therewith.
              (b) Genesee and Boston Brewing shall maintain an alternating proprietorship whereby the Products are produced at Genesee's facility under a Brewer's Notice for such premises issued to Boston Brewing. Genesee shall maintain separate records for the Products produced under the Boston Brewing alternating proprietorship and shall file monthly reports and federal excise tax returns in a timely manner on behalf of the Boston Brewing alternating proprietorship. Genesee shall, to the extent reasonably possible, but subject to and in compliance with all applicable federal, state or local laws, rules and regulations, identify Boston, Massachusetts, as the sole label source for the Product. * for its out-of-pocket costs, including, without limitation legal expenses, incurred in connection with maintaining the Boston Brewing alternating proprietorship.
     8.       FORCE MAJEURE
              (a) Genesee shall not be liable to Boston Brewing in the event that Genesee shall delay in or fail to deliver Products to Boston Brewing hereunder for any reason or cause beyond its control, including but not limited to a slowdown, stoppage or reduction of Genesee's production or delivery due to strikes, fire, flood, labor stoppage or slowdown, inability to obtain materials or packages, shortage of energy, acts of God, a limitation or restriction of its production by action of any military or governmental authority, or any other such causes.
              (b) In the event of any such slowdown, stoppage or reduction of Genesee's production or deliveries, Genesee will allocate its remaining capacity pro-rata between Genesee's own products and the Products, provided that Boston Brewing shall use reasonable efforts to move production of the Products to its other suppliers for the duration of any such slowdown, stoppage or reduction so as to minimize the amount of the Products that Genesee is required to


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produce for Boston Brewing during such slowdown,  stoppage or reduction. The pro rata allocation of Genesee's remaining production capacity shall be based on the proportionate volume of Genesee's own products and the Products produced by Genesee during the * month period immediately preceding the month in which occurred the event which gave rise to the slowdown, stoppage or reduction of Genesee's production or delivery. In allocating the proportionate share of its remaining capacity to be devoted to the Products, Genesee shall use its best efforts to accommodate the mix of Core Products and Other Products specified by Boston Brewing.
     9.       CHANGE PARTS AND BREWERY MODIFICATIONS
              The parties anticipate that production of Other Products or the use of new Packaging Materials may require changes or modifications to Genesee's brewing equipment and facilities, or the installation of new equipment by Genesee to accommodate Other Products or new Packaging Materials. Subject to the obligations of Boston Brewing and Genesee under Subparagraph 1(a) of this Agreement, Genesee shall have no obligation to make any modifications to its equipment or facilities to accommodate the production of the Products unless agreed to by Genesee in writing. If the change parts, modifications or new equipment required to produce any Other Products or use any new Packaging
Materials  would,  in Genesee's  reasonable  judgment,  have a material  adverse
impact  on   Genesee's   operations,   including   without   limitation,   space
availability, plant capacity, or cost of production, then Genesee shall not be required to produce any such Other Products or use any such new Packaging Materials. If Genesee determines that the required changes, modifications or new equipment would not have a material adverse impact, then the allocation of cost, ownership and the other terms and conditions relating to such change parts, modifications or new equipment shall be determined as provided herein:
              (a) Boston Brewing will pay for all change parts, brewery modifications or new equipment that are unique to producing the Products at Genesee's facility, provided that Genesee notifies Boston Brewing in advance of making any such expenditures. Boston Brewing shall own all change parts and brewery modifications paid for by Boston Brewing and Genesee shall allow Boston Brewing to remove all such change parts and brewery modifications at the termination or expiration of this Agreement, provided that Boston Brewing shall restore, or reimburse Genesee for its cost to restore Genesee's equipment or facilities to their condition prior to the installation of such change parts or modifications, ordinary wear and tear excluded.
              (b)  The  cost  and  ownership  of  any  change   parts,   brewery
modifications or new equipment that can also be used by Genesee to produce its own products shall be allocated between Genesee and Boston Brewing by prior written agreement based on the following: (i) If Genesee determines that the change parts, modifications or new equipment would have been purchased by Genesee even without the need to accommodate the Products or new Packaging Materials, then Genesee shall pay the entire cost of such change parts, modifications or new equipment and Genesee shall have exclusive ownership thereof; (ii) If Genesee determines that it would benefit from the change parts, modifications or new equipment but Genesee would not have purchased them if not for the need to accommodate the Products or new Packaging Materials, then the cost and ownership of such change parts, modifications or new equipment shall be allocated between the parties as the parties mutually agree based on the
relative   benefit  that  each  party  will  derive  from  such  change   parts,
modifications or new equipment.
              (c) With respect to any change parts, modifications or new equipment paid for in part by Boston Brewing under Subparagraph 9(b)(ii) hereof, including the improvements and modifications to Bottling Line No. 2 referred to in Subparagraph 2(d) hereof, the amount paid by Boston Brewing shall be amortized based on a mutually agreeable amortization schedule.
                      (i) Upon expiration of the amortization schedule with respect to each change part, modification or new piece of equipment, all right, title and ownership thereof shall automatically transfer to Genesee and Boston Brewing shall have no further interest therein.
                      (ii) Upon: (A) the expiration of this Agreement; (B) the termination of this Agreement by Genesee under Subparagraphs 10(a) or 10(b); or (C) the termination of this Agreement by Boston Brewing under Subparagraphs 10(c), 10(d) or 10(e) hereof, Genesee shall reimburse Boston Brewing for the unamortized balance of the cost of any change parts, modifications or new equipment paid for in part by Boston Brewing under Subparagraph 9(b)(ii) hereof, provided that the amortization shall continue during any applicable Notice Period and the unamortized balance shall be calculated as of and paid on the effective date of any such termination. Upon payment by Genesee of the unamortized balance, all right, title and ownership of such change parts, modifications or new equipment shall automatically transfer to

Genesee and Boston Brewing shall have no further interest therein. Notwithstanding the foregoing, Genesee shall have no obligation to reimburse
Boston Brewing for the unamortized balance of the cost of change parts, modifications or new equipment if, during the twelve (12) calendar months immediately preceding the notice of termination: (X) Boston Brewing purchased less than * barrels of the Products; or (Y) Boston Brewing failed to purchase at least * of the volume of the Products that was purchased by Boston Brewing during the twelve (12) calendar months immediately preceding said twelve (12) calendar month period; and in either such event, all right, title and ownership of such change parts, modifications or new equipment shall automatically transfer to Genesee on the effective date of such termination and Boston Brewing shall have no further interest therein.
                      (iii) If this Agreement is terminated by Boston Brewing under Subparagraphs 10(a) or 10(b) hereof, or by Genesee under Subparagraphs 10(c), 10(d) or 10(e) hereof, then Genesee shall have no obligation to reimburse Boston Brewing for the unamortized balance of the cost of any change parts, modifications or new equipment paid for in part by Boston Brewing under Subparagraph 9(b)(ii) hereof, and all right, title and ownership of such change parts, modifications or new equipment shall automatically transfer to Genesee on the effective date of such termination and Boston Brewing shall have no further interest therein.
              (d) The parties agree to execute appropriate UCC financing statements to reflect their respective interests in any change parts, brewery modifications or new equipment paid for, in whole or in part, by Boston Brewing. Boston Brewing shall execute and deliver to Genesee UCC termination statements, bills of sale and any other documentation reasonably requested by Genesee upon the transfer of ownership to Genesee of any change parts, modification, or new equipment pursuant to Subparagraph 9(c) hereof.
     10.      TERMINATION
              (a) Unless the reason for termination is governed by Subparagraphs 10(c), 10(d) or 10(e) of this Agreement, either party may terminate this Agreement for any other reason in accordance with the terms set forth in this Subparagraph 10(a). If either party wishes to terminate this Agreement, the party wishing to terminate shall first notify the other party in writing explaining all of the reasons causing it to seek termination. The other party shall have * days after receipt of the notice explaining reasons to present to the party that gave notice a written proposal setting forth all of the proposed measures, concessions, amendments or other actions which the parties would undertake to alleviate the reasons cited in the notice. The parties shall then negotiate in good faith to reach mutual agreement on the proposal. The parties will not disclose to any third party that notice has been given, that discussions are taking place or the content of any such notice or discussions, except that either party may issue any press release or make any public disclosure which such party determines to be required by law or by the rules or regulations of any self-regulating securities exchange. If, within * days after receipt of the notice explaining reasons, the parties have not mutually agreed in writing on all of the measures, concessions, amendments and other actions to be undertaken to alleviate the reasons cited by the party that gave notice, then the party that gave notice may notify the other party in writing that it is terminating this Agreement in accordance with the Notice Period and other terms and conditions set forth in Subparagraph 10(b) of this Agreement, provided that the Notice Period under Subparagraph 10(b) shall commence on the date that the notice explaining reasons was received by the party to which such notice was directed. A party wishing to terminate this Agreement shall use good faith and exercise reasonable judgment in concluding that it has reasons for terminating this Agreement. Reasons that may cause a party to terminate this Agreement shall include without limitation:
* .
              (b) (i) A termination under Subparagraph 10(a) or 10(e) shall not be effective until expiration of the Notice Period set forth below, provided that in no event shall the Notice Period extend the term of this Agreement beyond the expiration date set forth in Paragraph 4 hereof.
                               (A)      The duration of the Notice Period in the
event of any termination initiated by Boston Brewing shall be determined as set forth below based on: (1) barrel volume of the Products purchased by Boston Brewing in the * calendar months immediately preceding receipt of a notice of termination; and (2) the percentage of such barrel volume in relation to the total volume of all malt beverage products sold by * during said * calendar months:

          Barrel Volume in                     Percentage of *
         Previous 12 Months                                                     Minimum Notice Period
         Less than 180,000                            *                                   *

       180,000 up to 400,000                          *                                   *
       180,000 up to 400,000                          *                                   *
         More than 400,000                            *                                   *
         More than 400,000                            *                                   *

                               (B)      The duration of the Notice Period in the
event of any termination initiated by Genesee shall be determined as set forth below based on: (1) barrel volume of the Products purchased by Boston Brewing in the * calendar months immediately preceding receipt of a notice of termination; and (2) the percentage of such barrel volume in relation to the total volume of all malt beverage products sold by Boston Brewing during said * calendar months:


        Barrel Volume in                    Percentage of *                Minimum Notice Period
       Previous 12 Months

Less than 180,000                                  *                                 *
180,000 up to 400,000                              *                                 *
180,000 up to 400,000                              *                                 *
More than 400,000                                  *                                 *
More than 400,000                                  *                                 *

                      (ii) Notwithstanding the foregoing, if Boston Brewing fails for any reason during any * calendar month period to purchase at least * of the volume of the Products that were purchased by Boston Brewing during the * calendar month period immediately preceding such * calendar month period, then the Notice Period may, at Genesee's option, be reduced to * months if Genesee elects to terminate this Agreement.
                      (iii)    During each      *      month period during the
Notice Period, Boston Brewing shall purchase from Genesee and Genesee shall sell to Boston Brewing not less than * of the volume of the Products purchased by Boston Brewing in the immediately preceding * period (e.g., if Boston Brewing elects to terminate and the rate of production achieved during the * months immediately preceding the notice of termination was * barrels and this amounted to less than * sales during such * period, then Boston Brewing would be required to purchase not less than * barrels during the first * months of the

Notice Period and in the * of the Notice Period * would be required to purchase not less than the greater of * of the volume of Products purchased from Genesee in the * of the Notice Period or * barrels). If Boston Brewing fails or is unable or unwilling, for any reason, to purchase the required volume of the Products during the Notice Period, then Boston Brewing shall pay * under the amount required to be purchased during the Notice Period, provided that the termination fee shall not exceed * if the Notice Period is less than
    * or * if the Notice Period is * . The * , if any, shall be paid each January 1, April 1, July 1 and October 1 during the Notice Period. The * shall be calculated by multiplying the * by the difference between (x) the number of barrels of the Products that Boston Brewing would have to purchase during the three calendar months preceding each payment date if the volume of the Products that Boston Beer must purchase during the entire Notice Period was spread evenly over the entire Notice Period (the "Quarterly Volume"), and (y) the actual number of barrels of the Products purchased by Boston Brewing during the three calendar months preceding each payment date, provided that if the amount of the Products purchased by Boston Brewing in any calendar quarter exceeds the Quarterly Volume, then such excess shall be carried forward and applied to reduce any termination fee that would otherwise be payable in any subsequent calendar quarter.
              (c) In addition to exercising its rights under Paragraph 21 hereof, either Party may also terminate this Agreement effective immediately upon written notice to the other Party in the event that the other Party is in default of any of its obligations under this Agreement, which default continues for a period of * calendar days following receipt of written notice of such default.
              (d) Either Party may terminate this Agreement effective immediately upon written notice to the other Party in the event that: (i) the other Party makes an assignment for the benefit of creditors or files a voluntary bankruptcy, insolvency, reorganization or similar petition seeking protection from creditors; (ii) the other Party fails to vacate any involuntary bankruptcy, insolvency or reorganization petition filed against such Party within * days after the filing of such petition; or (iii) the other Party liquidates, dissolves or ceases to do business as a going concern.

              (e)     Either Party shall have the right to terminate this
Agreement as provided herein after     *
              (g) Upon termination pursuant to this Paragraph 10, Boston Brewing shall promptly pay to Genesee all unpaid invoices in full and all unpaid costs incurred by Genesee pursuant to this Agreement in the brewing, packaging, shipping and storage for the Product. Genesee will use all reasonable efforts to minimize such costs upon termination and Boston Brewing will have the right to review documentation evidencing such costs.
     11.      AGENCY AND INDEMNIFICATION
              Genesee and Boston Brewing understand and agree that neither Party is, by virtue of this Agreement or anything contained herein, including Genesee affixing to any Product and/or registering the name of "The Boston Beer Company" or "Boston Brewing Company," constituted or appointed the agent of the other Party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting Boston Brewing or Genesee any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any manner or way whatsoever. Boston Brewing shall indemnify and hold harmless Genesee from and against any and all claims, expenses, causes of action or liabilities of any nature whatsoever (collectively, "Damages"), to the extent that Damages arise solely from the independent conduct of Boston Brewing; provided that Damages shall not include any loss, liability, cost or expense incurred by Genesee as a consequence of the exercise by Boston Brewing of any of its rights under this Agreement.
     12.      PRODUCT LIABILITY
              (a) Genesee and Boston Brewing shall each maintain product liability insurance coverage in the respective amount of not less than * per occurrence and * combined single limit, and in the amount of not less than * combined single limit in the aggregate relating to the Products produced by Genesee for Boston Brewing hereunder.
              (b) Genesee shall indemnify and hold harmless Boston Brewing and all of its affiliates from and against any and all loss, liability, cost or expense of any nature whatsoever, including reasonable attorney's fees (collectively, "Product Liability Damages"), arising out of or associated with the manufacture and/or packaging of the Products by Genesee, regardless of when manufactured or packaged, and whether under this Agreement or otherwise, except to the extent that (i) Product Liability Damages were caused solely by improper storage, handling or alteration of the Products after delivery to Boston Brewing, (ii) Product Liability Damages are based on or result from a claim that the Products are inherently defective, or (iii) Product Liability Damages were caused by Brewing Ingredients, Packaging Materials (other than bottles) or Brewing Supplies specified or otherwise approved by Boston Brewing.
              (c) Boston Brewing shall indemnify and hold harmless Genesee and all of its affiliates from and against any and all Product Liability Damages to the extent arising out of the causes excepted from Genesee's duty to indemnify Boston Brewing under clauses (i), (ii) and (iii) of subparagraph (b) of this Paragraph 12.
              (d) Notwithstanding the provisions of subparagraphs (b) and (c) of Paragraph 12, in no event shall either Party be liable to indemnify the other Party for consequential damages suffered by the other Party in an amount greater than the lesser of (i) * for all Products during the twelve (12) months preceding the month in which occurred the event giving rise to the claim for indemnification.
     13.      RECIPE AND QUALITY
              (a) Genesee shall produce the Product using the ingredients and brewing formula and procedures specified in the Brewing Package provided by Boston Brewing Company to Genesee on June 8, 1995. Genesee shall produce any new Core Product or any Other Products using the brewing formula and procedures specified in the Brewing Package provided by Boston Brewing to Genesee for such Core Product or Other Products. Boston Brewing shall have the right to change ingredients and/or brewing formula and procedures upon reasonable prior written notice, provided that the cost of any such change shall be borne by Boston
Brewing and, provided further, that the specified ingredients are readily available in the necessary time frame.
              (b) Genesee shall use its best efforts to meet the specifications for the Core Product attached hereto as Exhibit A. Genesee shall use its best efforts to meet the specifications for any new Core Product or any Other Products which are furnished in writing by Boston Brewing at the time the parties agree to add a new Core Product or Other Products to this Agreement. Boston Brewing has the right to reject batches of the Products which it determines to taste materially different from representative sample of the Products, such rejection not to be arbitrary or unreasonable. Any rejected batches * by Genesee * .

              (c) The Products shall be brewed and packaged according to Boston Brewing's specifications, including the maintenance of standards and quality control programs furnished to Genesee in writing by Boston Brewing. Boston Brewing shall have ultimate responsibility and authority over every detail of the production process for the Products, with such responsibility and authority as to those parameters affecting beer taste and quality to be the same as if Boston Brewing were the owner of Genesee's brewing facility. Boston Brewing shall have the right, at any time, to monitor and review the practices and procedures of Genesee in the production and packaging of the Products and inspect Genesee's brewing facility. If a decision made by Boston Brewing in the exercise of its authority under this Subparagraph 13(c) results in * by the Parties in the negotiations of the Fixed Charge under Paragraphs 1 and 2 hereof,
* . In addition, in the exercise of its authority under this Subparagraph 13(c), Boston Brewing shall not interfere with Genesee's production process for its own proprietary brands.
              (d) Consistent with the provisions of Subparagraph 13(c), Genesee and Boston Brewing will, in any and all public statements or comments, recognize that Boston Brewing controls the ingredients, recipe, brewing processes and procedures and quality parameters for all Products produced for Boston Brewing by Genesee, and that Boston Brewing is the brewer of all such Products. Neither Party will make any public statements inconsistent with the foregoing.
     14.      TRADEMARKS
               (a) Genesee acknowledges that no trademark or trade name rights in "Samuel Adams Cream Stout", "Samuel Adams Boston Ale", "Samuel Adams Boston Lager", "Boston Lightship Lager" and "The Boston Beer Company" and any other trademarks, trade names, service marks or logos owned by Boston Brewing (collectively, the "Trademarks') are granted by this Agreement.
              (b) Boston Brewing hereby represents, warrants and covenants to Genesee that it has and will maintain its right to use the Trademarks and will indemnify and hold harmless Genesee from any alleged infringement by any Party against Genesee including, but not limited to, Genesee's reasonable costs of legal expenses.
     15.      TEST BREWING
              Notwithstanding anything to the contrary in this Agreement, Boston Brewing may, at any time after notice to Genesee engage any other brewer for the purpose of conducting test production and distribution of the Products in order to ensure the delivery of the Product following termination of this Agreement.
     16.      COMPETING PRODUCTS
              (a) Genesee will not at anytime use the brewing formula for the Products which Boston Brewing has supplied to Genesee or any yeast supplied to Genesee by Boston Brewing to produce a malt beverage product for itself (or any of its affiliates) or on behalf of any unaffiliated person.
              (b) For so long as this Agreement remains in effect, Genesee shall not, without the prior written consent of Boston Brewing, produce for or on behalf of any person unaffiliated with Genesee or Boston Brewing a malt beverage product for sale in the United States which * . The foregoing restriction shall not apply in any calendar year after 1999 unless Boston Brewing has purchased at least * of the Products during the prior calendar year. The foregoing restriction shall expire after the * during any Notice Period if Boston Brewing is the party exercising its right to terminate this Agreement.
              (c) Boston Brewing acknowledges that Genesee is currently in the business of brewing craft and specialty malt beverage products that are similar to and compete with the Products, and Boston Brewing agrees that nothing in this Agreement shall prevent Genesee from continuing or expanding its craft and specialty business, provided that Genesee shall not intentionally copy the brewing formula for the Products or use any yeast supplied to Genesee by Boston Brewing to produce craft and specialty products for itself or any of its affiliates. All of the Products produced by Genesee for purposes of this Agreement, including all work in process, shall be produced solely for the benefit of Boston Brewing and used for no other purpose.
     17.      RIGHTS OF OFFSET
              The parties acknowledge and agree that, to the extent a Party is at any time owed money by the other Party, such Party may set off such amount against any monies owed by such Party from time to time to such other Party, said set-off to be accomplished by written notice to such other Party effective upon being sent.
     18.      NOTICES
              All notices required herein shall be given by registered airmail, return receipt requested, or by overnight courier service, in both cases with a copy also sent by telecopier, to the following addresses (unless change thereof has previously been given to the Party giving the notice) and shall be deemed effective when received:

              If to Boston Brewing:   C. James Koch, President
                                      and Alfred W. Rossow, Jr., EVP and CFO
                                      The Boston Brewing Company
                                      75 Arlington Street, Fifth Floor
                                      Boston, Massachusetts 02116
                                      Telecopier:  (617)368-5500

              with a copy to:         Frederick H. Grein, Jr., Esq.
                                      Hutchins, Wheeler & Dittmar
                                      101 Federal Street
                                      Boston, Massachusetts 02110
                                      Telecopier:  (617) 951-1295

              If to Genesee:          John L. Wehle, Jr., Chairman and
                                      Chief Executive Officer
                                      The Genesee Brewing Company, Inc.
                                      445 St. Paul Street
                                      Rochester, New York 14605
                                      Telecopier:  (716) 325-1964

     19.      SUCCESSORS AND ASSIGNS
              This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, but shall not be assigned by any Party, whether by merger, consolidation, reorganization, operation of law or otherwise, without the prior written consent of the other Party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Boston Brewing may assign this Agreement without the consent of Genesee to its successor corporation or other successor entity in the event of any reorganization, public offering or change in the form of entity of Boston Brewing, provided that * . No failure of a Party to consent to a proposed assignment of this Agreement by the other Party shall be deemed unreasonable if such Party believes in good faith that the proposed assignee is not capable of performing the financial or production obligations of the Party proposing to assign this Agreement.
Assignment of this Agreement shall not relieve the assigning Party of its financial obligations hereunder, including its indemnification obligations hereunder.

     20.      GOVERNING LAW
              This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.
     21.      DISPUTE RESOLUTION
              Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the Agreement, or breach hereof, shall be submitted to arbitration in Boston, Massachusetts, in accordance with articles of the American Arbitration Association for Commercial Arbitration. The arbitrator(s) shall have the right to assess costs including legal expenses, in favor of the prevailing parry, including, if applicable, Genesee's travel costs. The decision of the arbitrator(s) shall be final and binding on both Parties. Notwithstanding the foregoing, the Parties may, prior to submitting a dispute to arbitration, have recourse to the courts of the United States of America or the Commonwealth of Massachusetts for the purpose of obtaining a temporary restraining order or other preliminary injunctive relief. In particular, in the event of an unsettled dispute between the parties to this Agreement, Boston Brewing shall have recourse to the Courts of the Commonwealth of Massachusetts for the purpose of obtaining a temporary restraining order or other preliminary injunctive relief to require Genesee to continue to brew, package and ship any products ordered by Boston Brewing under this Agreement until Boston Brewing shall have secured a new source for production of its products; provided that under such circumstances Genesee shall be entitled to payment in advance of production.
     22.      EXECUTION IN COUNTERPARTS
              This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same document.
     23.      AMENDMENTS
              No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.
     24.      NO THIRD PARTY BENEFICIARIES

              Genesee and Boston Brewing agree that this Agreement is solely for their benefit and it does not nor is it intended to create any rights in favor of, or obligations owing to, any person not a Party to this Agreement.
     25.      MERGER; SEPARABILITY
              This Agreement terminates and supersedes all prior formal or informal understandings between the Parties with respect to the subject matter contained herein, provided that the confidentiality and all other obligations of the parties under the letter agreement between the parties dated * shall remain in full force and effect in accordance with the terms thereof. Should any provision or provisions of this Agreement be deemed ineffective or void for any reason whatsoever, such provision or provisions shall be deemed separable and shall not effect the validity of any other provision.
     26.      LIMITATION PERIOD ON CLAIMS
              All claims hereunder must be brought no later than one (1) year after such claims arose or the Party having such claim shall be deemed to have waived and forever released it; provided that for this purpose, a claim will be deemed to have arisen at the time the Party asserting the claim first became aware of it.
     IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first above written.

Witness:                  BOSTON BREWING COMPANY LIMITED PARTNERSHIP
                          By:  Boston Beer Company, Inc., General Partner


                          By:
                              C. James Koch, President

Witness:                  THE GENESEE BREWING COMPANY, INC.


                          By:
                              John L. Wehle, Jr., Chairman
                              and Chief Executive Officer